EXHIBIT 99.1

Indevus Pharmaceuticals Authorizes

Stock Repurchase of up to 2,500,000 Shares

Contacts:

Michael Rogers

EVP, CFO and Treasurer

(781) 861-8444

William B. Boni

Vice President, Corp. Communications

(781) 402-3410

LEXINGTON, MA, July 1, 2004—Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that its board of directors has authorized the repurchase from time to time of up to 2,500,000 shares of its common stock in open market transactions.

“We believe that our current valuation does not reflect the achievements and prospects of the Company,” said Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. “Our lead product, SANCTURA™, recently received FDA approval, and we are planning a major launch of this product into a large and expanding market. We are also developing a robust clinical-stage pipeline with important milestones expected in the coming year. In addition, following our recently announced partnership with PLIVA d.d., we have a strong cash position. The Company therefore considers it an attractive option to invest a portion of its capital in its own stock. This use of funds is not expected to affect our plans to invest aggressively in our internal pipeline and to seek in-licensing and product acquisition opportunities.”

Decisions regarding the repurchase will take place at the Company’s discretion, subject to market conditions and other factors. The Company currently has approximately 47.7 million shares outstanding.

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the development and commercialization of a diversified portfolio of pharmaceutical product candidates, including multiple compounds in development: SANCTURA, pagoclone for panic and generalized anxiety disorders, IP 751 for pain and inflammatory disorders, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, aminocandin for systemic fungal infections and citicoline for stroke.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA; risks associated with contractual agreements; dependence on third parties for manufacturing, particularly for SANCTURA, and marketing; competition; need for additional funds and corporate partners, including for the development of our other products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.